EXHIBIT 3.1

[Reference Translation]

ARTICLES OF INCORPORATION

Coca-Cola West Co., Ltd.

Revised on March 23, 2016

CHAPTER 1: GENERAL PROVISIONS

(Company’s Name)

Article 1    The name of the Company shall be “ ” and in English, “COCA-COLA WEST COMPANY, LIMITED.”

(Purpose)

Article 2    For the purpose which this Company is organized to:

(1)	import, export, manufacture, process and sell soft drinks, nonalcoholic beverages, lactic acid drinks, alcoholic drinks and food

(2)	manufacture, process and sell filling equipment, materials, packaging equipment and other materials for soft drinks, nonalcoholic beverages, lactic acid drinks, alcoholic beverages and food

(3)	manufacture and sell synthetic resin containers

(4)	manage, lease and run food service at eateries, cafés and other food and beverage outlets

(5)	manage, run, buy, sell, broker, rent and lease property

(6)	landscape, grow and sell agricultural products, horticultural plants, in addition to manufacturing, processing and selling of horticultural equipment, materials and others

(7)	sell magnetic pre-paid cards

(8)	sell cigarettes

(9)	conduct business as insurance company agent in accordance with Casualty Insurance Business Law and Automobile Accident Compensation Security Act and engage in business related to soliciting life insurance

(10)	sell, rent, lease, service, repair, overhaul, modify and install vending machines, coolers, freezers, HVAC, kitchen and other equipment

(11)	conduct tracking business, automobile freight forwarding business and warehousing business

(12)	conduct general leasing and factoring business

(13)	sell office automation equipment, office equipment and supplies

(14)	sell general merchandise

(15)	sell and service information communication equipment and conduct related agent business

(16)	manage and rent sport facilities, health centers and lodging facilities

(17)	conduct general security business

(18)	collect, transfer, store and dispose of empty bottles, cans and PET bottles and other empty containers

(19)	develop computer software and sell and lease related equipment

(20)	repair and maintain automobiles

(21)	conduct travel agent business

(22)	conduct building and construction business

(23)	engage in any other activity ancillary to the above

(24)	and engage in managing businesses shown above and investing in businesses including those above.

(Location of Head Office)

Article 3    The head office of the Company shall be in Fukuoka-shi.

(Functions)

Article 4    The Company sets up the following functions in addition to General Meeting of Shareholders and Directors:

(1)	Board of Directors

(2)	Audit and Supervisory Committee

(3)	Accounting Auditors

(Public Notices)

Article 5    Public notices of the Company shall be given electronically. However, in case of an accident or an unavoidable reason prohibiting electronic notices, they shall be given in the Nippon Keizai Shinbun newspaper.

CHAPTER 2: SHARES OF STOCKS

(Total Number of Shares of Stocks)

Article 6    The total number of shares of stock to be issued by the Company shall be two hundred and seventy million shares.

(Acquisition of the Company’s Own Shares)

Article 7    In accordance with Companies Act Article 165 Section 2, the Company by resolution of its Board of Directors may acquire its own shares through market transactions and other means.

(Share Unit)

Article 8    The Company’s share unit shall be 100 shares.

(Rights in Relation to Shareholdings Less Than One Unit)

Article 9    Shareholders of the Company may not exercise any right in relation to their shareholding less than one unit other than those listed below:

(1)	Rights set out in Companies Act Article 189 Section 2

(2)	Put option set out in Companies Act Article 166 Section 1

(3)	Right to allot share options for subscription based on their shareholding and right to subscribe to share options

(4)	Right to claim set out in the following article

(Purchase of Holder of Shares Less Than One Unit)

Article 10    Pursuant to the Rules and Regulations on Share Handling, a holder of Shares Less than One Unit may demand that the Stock Company sell to such holder of Shares Less than One Unit such number of shares which, together with the number of Shares Less than One Unit held by such Holder of Shares Less than One Unit, will constitute one Share Unit.

(Administrator of Shareholder Registry)

Article 11    The Company shall appoint an administrator of Shareholder Registry.

1.	Selection of Shareholder Registry administrator and location of the Registry shall be decided by resolution of Board of Directors.

2.	Creating, holding and administrating the Company’s Shareholder Registry, registry for share option for subscription, other shareholder registry and registry for share options for subscriptions shall not be conducted by the Company but be commissioned to an external registry administrator.

(Rules and Regulations on Share Handling)

Article 12    Commissions for share handing and processing resulting from rights exercised by shareholders in relation to the Company’s shares shall be subject to the Rules and Regulations on Share Handling prescribed by Board of Directors unless otherwise required by the law or the Articles of Incorporation.

CHAPTER 3: GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 13    The Ordinary General Meeting of Shareholders of the Company shall be convened within three months from the day following the last date of each fiscal year.

(Record Date)

Article 14    Those shareholders holding voting stock whose names are entered in the shareholder’s registry as of December 31 of each fiscal year shall be deemed by the Company as the shareholders entitled to exercise their rights at the Ordinary General Meeting of Shareholders relating to said fiscal year.

(Convocation and Chairperson)

Article 15    Except as elsewhere provided in applicable laws and regulations, Ordinary General Meeting of Shareholders shall be convened in the order prescribed by Board of Directors and chaired by the representative director.

1.	If the representative director is unable to do so, other directors shall take his/her place in the order prescribed by the board of directors to convene such meetings and preside at such meetings.

(Disclosure of General Meeting of Shareholders Materials on the Internet and Deemed Disclosure)

Article 16    For convocation of General Meeting of Shareholders, the Company may post on the internet information that should be disclosed or shown in materials for General Meeting of Shareholders, business reports, financial statements and consolidated financial statements (including financial audit report in relation to consolidated financial statements and auditor report,) which shall be deemed as offered to the shareholders.

(Resolution)

Article 17    Except as elsewhere provided in applicable laws and regulations or in the Company’s articles of incorporation, resolutions of General Meeting of Shareholders shall be adopted by a majority of the votes held by the shareholders present in person at such meeting.

1.	Resolution of General Meeting of Shareholders defined by Companies Act Article 309 Section 2 shall be made by a majority of two thirds or more of the votes of the shareholders present at the meeting where the shareholders holding one third or more of the votes of the shareholders entitled to exercise their votes at such General Meeting of Shareholders are present.

2.	The Company shall decide on items pertaining to allotment of share options without contribution by a resolution of Board of Directors, General Meeting of Shareholders or Board of Directors delegated by General Meeting of Shareholders.

(Countermeasures Against Large Number of the Company’s Shares)

Article 18    As part of steps against purchase of a large number of the Company’s shares to secure and enhance the corporate value and joint interest with the shareholders (hereinafter referred to as “Countermeasures”), the Company shall define the content of share options as below in relation to decisions on allotment of share options without contribution.

(1)	Individuals defined in Countermeasures (hereinafter referred to as “the unqualified”) may not exercise right to subscribe to new shares.

(2)	The Company may acquire share options only from those other than the unqualified and in exchange issue the Company’s shares to them.

(3)	The Company may acquire share options from the unqualified and provide them in return with the Company’s share, bond, money and other compensation.

1.	The said Countermeasures refer to steps that get formulated before individuals feared to harm the Company’s corporate value and joint interest with the shareholders proposes purchasing of a large number of the Company’s shares, out of other measures to issue share or share options without any key business purposes such as financing to prevent the Company from being bought out. The Company’s General Meeting of Shareholders may stipulate such steps by its resolution.

(Proxy Voting)

Article 19    A shareholder may exercise his/her vote by proxy, who is a shareholder of the Company.

1.	A shareholder and his/her proxy must submit in writing to the Company a proof of his/her proxy for each Ordinary General Meeting of Shareholders.

CHAPTER 4: DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)

Article 20    We shall have up to 15 Directors (excluding those who serve as Audit and supervisory committee members) in our company.

1.	We shall have up to seven Directors who serve as Audit and supervisory committee members in our company.

(Election)

Article 21    Directors shall be appointed in the General Meeting of Shareholders by separating those who serve as Audit and supervisory committee members and other members.

1.	Resolutions at such meetings shall be adopted by a majority of the votes represented in person at a meeting where shareholders holding one-third of the outstanding shares of the Company entitled to vote are present.

2.	No cumulative voting shall be used for the election of directors.

(Term of Office)

Article 22    The term of office of directors (excluding those who also serve as Audit and supervisory committee members) shall expire at the conclusion of the Ordinary General Meeting of Shareholders on the last fiscal year within one (1) year following their election of office.

1.	The term of office of directors who also serve as Audit and supervisory committee members shall expire at the conclusion of the Ordinary General Meeting of Shareholders on the last fiscal year within two (2) years following their election of office.

2.	The term of office of directors who also serve as Audit and supervisory committee members appointed as a backup shall expire when the term of office of retiring members would have expired.

(Representative Directors)

Article 23    Representative Director shall be selected by the resolution in the Board of Directors from Directors (excluding those who also serve as Audit and supervisory committee member).

(Convocation of Board of Directors)

Article 24    A notice of the convocation of a Board of Directors shall be dispatched to Board members at least three (3) days prior to the date of such meeting. However, it can be shortened in case of an emergency.

(Omission of Resolution by Board of Directors)

Article 25    The Company shall deem that a resolution for approval has been made if and when the requirements set forth by Companies Act Article 370.

(Delegation to Decide Important Operation Executions)

Article 26    The Board of Directors may partially or entirely delegate the decision on the execution of important operations to board members through resolution in the meeting according to the regulations of The Companies Act Article 399-13-6 (excluding those set forth in the section 5 of the same Act).

(Rules and Regulations on Board of Directors)

Article 27    Except as elsewhere provided in applicable laws and regulations or in the Company’s articles of incorporation, matters pertaining to Board of Directors shall be subject to Rules and Regulations on Board of Directors defined by Board of Directors.

(Exemption of Liabilities by Directors)

Article 28    We may enter into a liability limitation agreement with directors (except for executive officers) to limit liability for damage in the event that he/she fails to perform his/her duties according to the Companies Act Article 427-1. However, the limit of liability in the Agreement shall be equal to the minimum liability limit stipulated by laws and ordinances.

(Consultants and Advisors)

Article 29    The Company may assign a few consultants and advisors by a resolution by Board of Directors.

CHAPTER 5: AUDIT AND SUPERVISORY COMMITTEE

(Standing and Full-Time Audit and Supervisory Committee Members)

Article 30    Audit and Supervisory Committee may select Standing Audit and supervisory committee members through the resolution. It may also select full-time Audit and supervisory committee members separately through the resolution.

(Convening of Audit and Supervisory Committee)

Article 31    A notice of the convocation of an Audit and Supervisory Committee shall be dispatched to Audit and supervisory committee members at least three (3) days prior to the date of such meeting. However, it can be shortened in case of an emergency.

(Regulations for the Audit and Supervisory Committee)

Article 32    Matters on Audit and Supervisory Committee shall follow regulations defined in the Committee, except for the provisions set forth in the laws and regulations or the Articles of Incorporation.

CHAPTER 6: ACCOUNTS

(Fiscal Year)

Article 33    The fiscal year of the Company shall commence on January 1 and end on December 31 of each year.

(Dividends)

Article 34    By a resolution of General Meeting of Shareholders, the Company may pay year-end dividends to shareholder or pledgees recorded on the final Shareholder Registry as of December 31 of each year.

1.	By a resolution of Board of Directors, the Company may pay interim dividends to shareholders or pledgees recorded on the final Shareholder Registry as of June 30 of each year.

(Period of exclusion concerning dividends distribution and others)

Article 35    In the event any year-end or interim dividends remain unreceived within three years from the date they have first become due and payable, the Company shall be released from its obligation to pay such dividends.

1.	Any unpaid dividends shall not accrue interest.

SUPPLEMENTARY PROVISIONS

The trade name of the Company predicates on the trade name usage agreement entered into on January 1, 2009 between the Company and The Coca-Cola Company headquartered at N.W. Coca-Cola Plaza, Atlanta, Georgia in the United States, which allows the use and partial use of The Coca-Cola Company’s trade names “ ” and “Coca-Cola.” The said permission remains valid only during the period set forth by the agreement and the Company shall immediately suspend the usage if The Coca-Cola Company revokes the permission.

SUPPLEMENTARY PROVISIONS 2

(Transitional Measures Concerning Liability Exemption by Audit and Supervisory Board Members)

Concerning the agreement of liability exemption by Audit and supervisory board members as set forth in the Companies Act Article 427-1 for the acts of external Audit and supervisory board members (including former members) prior to the effective date of partial revisions to the Articles of Incorporation resolved in the 58th. Ordinary General Meeting of Shareholders in March 2016 shall follow the provision of the Articles of Incorporation Article 35 resolved in the same Ordinary General Meeting of Shareholders.